Exhibit 99.2
(Furnished herewith)

Deere & Company

Other Financial Information

For the Three Months Ended January 31,	Equipment Operations		Agriculture and Turf		Construction and Forestry
Dollars in millions	2012	2011	2012	2011	2012	2011
Net Sales	$6,119	$5,514	$4,724	$4,371	$1,395	$1,143
Average Identifiable Assets
With Inventories at LIFO	$12,630	$10,374	$9,660	$7,937	$2,970	$2,437
With Inventories at Standard Cost	$14,020	$11,687	$10,825	$9,052	$3,195	$2,635
Operating Profit	$698	$646	$574	$558	$124	$88
Percent of Net Sales	11.4%	11.7%	12.2%	12.8%	8.9%	7.7%
Operating Return on Assets
With Inventories at LIFO	5.5%	6.2%	5.9%	7.0%	4.2%	3.6%
With Inventories at Standard Cost	5.0%	5.5%	5.3%	6.2%	3.9%	3.3%
SVA Cost of Assets	$(421)	$(351)	$(325)	$(272)	$(96)	$(79)
SVA	$277	$295	$249	$286	$28	$9

For the Three Months Ended January 31,	Financial Services
Dollars in millions	2012	2011
Net Income Attributable to Deere & Company	$119	$118
Average Equity	$3,298	$3,156
Return on Equity	3.6%	3.7%
Operating Profit	$175	$172
Average Equity	$3,298	$3,156
Cost of Equity	$(118)	$(111)
SVA	$57	$61

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  The Financial services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

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